Exhibit 10.22
EXECUTION COPY
OAKTREE CAPITAL MANAGEMENT, L.P.

CONFIDENTIAL
October 6, 2014
Jay S. Wintrob
c/o Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071

Re:     Replacement Payments
Dear Mr. Wintrob:
Oaktree Capital Management, L.P., a Delaware limited partnership (the “Company”) understands that you expect to forfeit certain compensation with your prior employer in connection with your commencement of employment with the Company and its affiliates. In addition, the Company understands that your prior employer has agreed to provide payments to you as compensation for some other bonuses and equity awards that you would only have received or vested in after the date you commenced employment with the Company. The Company desires to ensure that you are not distracted from your duties and responsibilities with the Company and its affiliates by concerns about forfeited compensation or your prior employer’s commitment to honor the above-mentioned compensation.
To this end, the Company agrees to the following:

•
The Company will pay you an amount in cash equal to 50% of the value of your 2012 TARP RSU grant from your prior employer, such amount to be based on the closing price of your prior employer’s common stock on the New York Stock Exchange (NYSE) on December 17, 2014. This cash payment will be made to you promptly following December 17, 2014 and in all events prior to March 15, 2015.

•	If your prior employer does not honor its obligations to you in respect of the below awards (“back-stop awards”), the Company will pay you amounts described below:

•
2011 TARP RSUs : paid in cash, based on the closing price of your prior employer’s common stock on the New York Stock Exchange on December 19, 2014, no later than the Payment Deadline Date. As used in this letter, the “Payment Deadline Date” will be March 15 of the calendar year following the year in which your prior employer has agreed to make an applicable payment to you under your separation and settlement agreement with such prior employer.

•	2014 Target Annual Cash Bonus, Prorated: $2,000,000, in cash no later than the Payment Deadline Date.

•
75% of PSUs – AIG 2013 LTIP : Payout will be based on threshold, target or maximum performance (or somewhere in between, with threshold being 50% of target and maximum being 150% of target), whatever was actually achieved, and will be calculated consistent with your prior employer’s calculation of payments to be made under the AIG 2013 LTIP and consistent with the valuation used to pay all other employees participating in the AIG 2013 LTIP. Amounts may be paid in cash or, at the Company’s election, up to 50% in fully vested OCGH limited partnership units, and shall be paid to you no later than the Payment Deadline Date.

•
75% of the PSUs - 2014 LTIP : Payout will be based on target performance, and will be calculated based on the closing price of your prior employers’ common stock on the NYSE on the date you commence employment with Oaktree. Amounts may be paid in cash or, at the Company’s election, up to 50% in fully vested OCGH Units, and shall be paid to you no later than the Payment Deadline Date.

You agree that, to be entitled to receive the payments set forth above, as of the date on which your prior employer was obligated to provide you with such payment, your employment agreement with the Company of even date herewith must be in full force and effect other than as provided in Section 5 thereof, and, in the case of the back-stop awards, you must make reasonable efforts to receive such payments from your prior employer. You agree to reimburse Oaktree for any payments Oaktree makes to you in respect of back-stop awards if you receive payment in respect of such award from your prior employer, and Oaktree will reimburse you for your reasonable out of pocket expenses in pursuing any claims against your prior employer, such reimbursement to be made no later than March 15 of the calendar year following the year in which they were incurred.
This letter supersedes all prior agreements with respect to the subject matter hereof, including any other employment agreement or term sheet. This letter may be modified only in a writing signed by both parties hereto that references this letter agreement.
You authorize the Company to deduct and withhold from any compensation or amounts otherwise payable to you any and all amounts required to be deducted or withheld under any applicable law or otherwise, including all taxes required to be withheld by applicable law or regulation.
This letter shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder, in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within the State of California. All disputes, claims or controversies arising out of or relating to this letter shall be subject to arbitration in accordance with Section 9(h) of your employment agreement with the Company of even date herewith.
This letter may be executed in any number of counterparts. Each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
If you agree to and accept the foregoing please so indicate by signing this letter in the space provided below and returning a signed copy to the undersigned.

OAKTREE CAPITAL MANAGEMENT, L.P.

By:     /s/ Howard S. Marks
Name: Howard S. Marks
Title: Chairman

By:     /s/ Bruce A. Karsh
Name: Bruce A. Karsh
Title: Co-Chairman

I agree and accept the terms set out above as of the date of this letter.

/s/ Jay S. Wintrob
JAY S. WINTROB